AMC GLOBAL MEDIA INC. REPORTS FIRST QUARTER 2026 RESULTS
New York, NY – May 8, 2026: AMC Global Media Inc. ("AMC Global Media" or the "Company") (NASDAQ: AMCX) today reported financial results for the first quarter ended March 31, 2026.
Chief Executive Officer Kristin Dolan said: "AMC Global Media delivered another quarter of double-digit streaming revenue growth and robust free cash flow generation. We are tracking to plan across all key metrics and are pleased to reiterate our financial outlook for the year. During this changing time in media, we continue to follow our own differentiated playbook as a studio-driven owner of world-class IP, fully distributed across a wide range of owned and partner platforms."
Operational Highlights:
•Expanded relationship with DISH and Sling TV through new long-term affiliate agreement.
•Expanded distribution of All Reality, our newest targeted streaming service, now available on Roku and Apple.
•Launched new prestige drama, The Audacity, and renewed the series for a second season.
•Greenlit Thunder Road, a new multi-generational racing drama produced in partnership with NASCAR, starring Dennis Quaid.
•Renewed sports docuseries Rise for a new season focused on the New Orleans Saints and the team’s historic run in the years following Hurricane Katrina.
•Announced a new partnership with Meta to make a number of our streaming apps available on the Meta Quest headset.
Financial Highlights – First Quarter Ended March 31, 2026:
•Net cash provided by operating activities of $67 million; Free Cash Flow(1) of $65 million.
•Operating income of $31 million; Adjusted Operating Income(1) of $69 million, with a margin of 13%.
•Net revenues of $542 million decreased 2% from the prior year. Foreign currency translation represented a beneficial impact of approximately 1% to our first quarter growth rate.
◦Streaming revenues of $174 million increased 11% from the prior year; representing over a third of our Domestic Operations segment revenues.
•Diluted EPS of $(0.43); Adjusted EPS(1) of $0.08.
Consolidated Results:

(dollars in thousands, except per share amounts)	Three Months Ended March 31,
	2026	2025	Change
Net Revenues	$542,127	$555,233	(2.4)%
Operating Income	$31,261	$64,197	(51.3)%
Adjusted Operating Income	$68,974	$104,485	(34.0)%

Diluted Earnings (Loss) Per Share	$(0.43)	$0.34	n/m
Adjusted Earnings Per Share	$0.08	$0.52	(84.6)%

Net cash provided by operating activities	$67,467	$108,805	(38.0)%
Free Cash Flow	$64,815	$94,185	(31.2)%
n/m - Absolute percentages greater than 100% and comparisons between positive and negative values or zero values are considered not meaningful.
(1) See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income, Adjusted EPS and Free Cash Flow.

Segment Results – Domestic Operations:

(dollars in thousands)	Three Months Ended March 31,
	2026	2025	Change
Revenues, net:
Subscription	$305,282	$313,373	(2.6)%
Advertising	112,847	119,248	(5.4)%
Content licensing and other	52,558	53,686	(2.1)%
Total revenues, net	$470,687	$486,307	(3.2)%

Segment Adjusted Operating Income	$92,261	$123,924	(25.6)%
First Quarter Results
•Domestic Operations revenues decreased 3% from the prior year to $471 million.
◦Subscription revenues decreased 3% to $305 million due to a decline in affiliate revenues, partially offset by streaming revenue growth.
▪Streaming revenues increased 11% to $174 million primarily due to the impact of price increases across our services.
◦Streaming subscribers decreased 1% to 10.1 million as compared to 10.2 million subscribers at March 31, 2025.
◦Activations of ad-supported AMC+ under hard-bundle agreements increased 200% year over year to 1.8 million at March 31, 2026. These activations are in addition to our reported streaming subscriber count.
▪Affiliate revenues declined 16% to $131 million primarily due to basic subscriber declines.
◦Advertising revenues decreased 5% to $113 million primarily due to lower marketplace pricing, partially offset by digital advertising growth.
◦Content licensing revenues decreased 2% to $53 million primarily due to the timing and availability of deliveries in the period.
•Segment Adjusted Operating Income decreased 26% to $92 million, with a margin of 20%.

Segment Results – International:

(dollars in thousands)	Three Months Ended March 31,
	2026	2025	Change
Revenues, net:
Subscription	$46,362	$44,702	3.7%
Advertising	23,372	22,608	3.4%
Content licensing and other	2,529	2,636	(4.1)%
Total revenues, net	$72,263	$69,946	3.3%

Segment Adjusted Operating Income	$5,437	$9,851	(44.8)%
First Quarter Results
•International revenues increased 3% from the prior year to $72 million. Excluding the favorable impact of foreign currency translation, International revenues decreased 5%.
◦Subscription revenues increased 4% to $46 million primarily due to the favorable impact of foreign currency translation, partially offset by lower revenues resulting from the previously disclosed wind-down of our CBS EMEA joint venture that operated primarily in Poland and Africa and was held by our UK business. Excluding the favorable impact of foreign currency translation, subscription revenues decreased 5%.
◦Advertising revenues increased 3% to $23 million due to the favorable impact of foreign currency translation, partially offset by lower ratings and digital advertising in the UK. Excluding the favorable impact of foreign currency translation, advertising revenues decreased 5%.
•Segment Adjusted Operating Income decreased 45% to $5 million, with a margin of 8%.

Other Matters:
Exchange Offer and Redemption of 10.25% Senior Secured Notes due 2029
In March, the Company completed an exchange offer and issued approximately $915 million in aggregate principal amount of add-on notes to its 10.50% Senior Secured Notes due 2032 in exchange for approximately $861 million in aggregate principal amount of the Company’s outstanding 10.25% Senior Secured Notes due 2029 ("2029 Secured Notes"). All 2029 Secured Notes exchanged were cancelled. Following such cancellation, approximately $14 million in aggregate principal amount of 2029 Secured Notes remained outstanding as of March 31, 2026.
In April, the Company redeemed all of its remaining outstanding 2029 Secured Notes, totaling approximately $14 million in aggregate principal amount, at a redemption price equal to 105.125% of the principal amount, plus accrued and unpaid interest to the redemption date.
Repayment of Term Loan A Facility & Termination of Credit Facility
Today, the Company announced plans to repay the remaining balance under the Term Loan A Facility and terminate its Credit Facility.
Accelerated Share Repurchase Program, Stock Repurchase Program & Outstanding Shares
Today, the Company announced plans to repurchase approximately $30 million of Class A Common Stock under an Accelerated Share Repurchase ("ASR") program as part of its existing Stock Repurchase Program, which as of March 31, 2026, had $117 million of authorization remaining for repurchase. The Company expects to fund the ASR program through available cash on hand.
The Company did not repurchase any Class A Common Stock in the first quarter.
As of May 1, 2026, the Company had 32,443,304 shares of Class A Common Stock and 11,484,408 shares of Class B Common Stock outstanding.
Restructuring and Other Related Charges
Restructuring and other related charges were $4 million for the three months ended March 31, 2026, with approximately $3 million related to the Company's voluntary buyout program for U.S. employees, and approximately $2 million was related to the Company’s restructuring plan in its International segment, which for the quarter consisted primarily of office closures in Latin America.
Corporate Name Change
In April, AMC Networks Inc. filed Amended and Restated Articles of Incorporation with the Nevada Secretary of State to effect a change of its corporate name from AMC Networks Inc. to AMC Global Media Inc.

Please see the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, which will be filed later today, for further details regarding the above matters.

Description of Non-GAAP Measures

Internally, the Company uses Adjusted Operating Income (Loss) and Free Cash Flow measures as the most important indicators of its business performance and evaluates management’s effectiveness with specific reference to these indicators.

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before share-based compensation expense or benefit, depreciation and amortization, impairment and other charges (including gains or losses on sales or dispositions of businesses), restructuring and other related charges, cloud computing amortization, and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. From time to time, the Company may exclude the impact of certain events, gains, losses, or other charges (such as significant legal settlements) from Adjusted Operating Income (Loss) that affect the Company's operating performance. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts, and peers to compare performance in the industry.

Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to Adjusted Operating Income (Loss), please see page 10 of this release.

The Company defines Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, all of which are reported in the Company's Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of net cash provided by operating activities to Free Cash Flow, please see page 10 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and other charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring and other related charges; and the impact associated with the modification of debt arrangements, including gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items and other one-time tax charges/benefits. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of earnings per diluted share to Adjusted EPS, please see page 11 of this release.

Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Global Media will host a conference call today at 8:30 a.m. ET to discuss its first quarter 2026 results. To listen to the call, please visit investors.amcglobalmedia.com.
About AMC Global Media
AMC Global Media (Nasdaq: AMCX) is home to many of the greatest stories and characters in TV and film and the premier destination for passionate and engaged fan communities around the world. The Company creates and curates celebrated series and films across distinct brands and makes them available to audiences everywhere. Its portfolio includes targeted streaming services AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK, HIDIVE and All Reality; cable networks AMC, BBC AMERICA (which includes U.S. distribution and sales responsibilities for BBC News), IFC, SundanceTV and We TV; and film distribution label Independent Film Company. The Company also operates AMC Studios, its in-house studio, production and distribution operation behind acclaimed and fan-favorite original franchises including The Walking Dead Universe and the Anne Rice Immortal Universe. AMC Global Media is headquartered in the United States, with international operations in Iberia, Latin America, Central Europe, the U.K., Australia and New Zealand.
Contact

Investor Relations	Corporate Communications
Nicholas Seibert	Georgia Juvelis
nicholas.seibert@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC GLOBAL MEDIA INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues, net	$542,127	$555,233
Operating expenses:
Technical and operating (excluding depreciation and amortization)	283,180	267,346
Selling, general and administrative	201,925	197,975
Depreciation and amortization	21,423	20,926
Restructuring and other related charges	4,338	4,789
Total operating expenses	510,866	491,036
Operating income	31,261	64,197
Other income (expense):
Interest expense	(41,345)	(43,392)
Interest income	3,124	8,415
Miscellaneous, net	(16,942)	7,888
Total other income (expense)	(55,163)	(27,089)
Income (loss) from operations before income taxes	(23,902)	37,108
Income tax (expense) benefit	6,738	(14,955)
Net income (loss) including noncontrolling interests	(17,164)	22,153
Less: Net income attributable to noncontrolling interests	(1,706)	(4,104)
Net income (loss) attributable to AMC Global Media's stockholders	$(18,870)	$18,049

Net income (loss) per share attributable to AMC Global Media's stockholders:
Basic	$(0.43)	$0.40
Diluted	$(0.43)	$0.34

Weighted average common shares:
Basic	43,627	44,821
Diluted	43,627	56,616

AMC GLOBAL MEDIA INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$(17,164)	$22,153
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	21,423	20,926
Share-based compensation expenses related to equity classified awards	6,097	5,757
Non-cash restructuring and other related charges	—	3,470
Amortization and write-off of program rights	206,262	197,881
Amortization of deferred carriage fees	2,588	6,885
Unrealized foreign currency transaction (gain) loss	3,765	(3,329)
Amortization of deferred financing costs and discounts on indebtedness	1,762	1,969
Deferred income taxes	9,512	(10,675)
Other, net	(3,373)	(3,928)
Changes in assets and liabilities:
Accounts receivable, trade (including amounts due from related parties, net)	20,853	53,204
Prepaid expenses and other assets	(7,300)	12,658
Program rights and obligations, net	(167,708)	(169,605)
Deferred revenue	(218)	(1,296)
Accounts payable, accrued liabilities and other liabilities	(9,032)	(27,265)
Net cash provided by operating activities	67,467	108,805
Cash flows from investing activities:
Capital expenditures	(2,652)	(14,620)
Net cash used in investing activities	(2,652)	(14,620)
Cash flows from financing activities:
Principal payments on Term Loan A Facility	(2,767)	(8,125)
Payments for financing costs	(2,000)	—
Deemed repurchases of restricted stock units	(6,598)	(3,643)
Principal payments on finance lease obligations	(455)	(1,198)
Net cash used in financing activities	(11,820)	(12,966)
Net increase in cash and cash equivalents from operations	52,995	81,219
Effect of exchange rate changes on cash and cash equivalents	(3,237)	4,361
Cash and cash equivalents at beginning of period	502,379	784,649
Cash and cash equivalents at end of period	$552,137	$870,229

AMC GLOBAL MEDIA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$552,137	$502,379
Accounts receivable, trade (less allowance for doubtful accounts of $9,325 and $11,523)	550,666	575,263
Prepaid expenses and other current assets	237,766	202,967
Total current assets	1,340,569	1,280,609
Property and equipment, net of accumulated depreciation of $421,812 and $409,991	107,630	115,978
Program rights, net	1,685,354	1,763,084
Intangible assets, net	176,882	184,803
Goodwill	165,018	166,809
Deferred tax assets, net	16,652	17,781
Operating lease right-of-use assets	68,690	72,545
Other assets	312,895	335,272
Total assets	$3,873,690	$3,936,881
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$129,303	$94,742
Accrued liabilities	292,105	323,029
Current portion of program rights obligations	240,491	258,252
Deferred revenue	63,415	63,651
Current portion of long-term debt	24,770	11,068
Current portion of lease obligations	13,900	17,643
Total current liabilities	763,984	768,385
Program rights obligations	163,937	181,773
Long-term debt, net	1,724,518	1,741,225
Lease obligations	78,583	82,263
Deferred tax liabilities, net	116,814	108,164
Other liabilities	37,621	41,322
Total liabilities	2,885,457	2,923,132
Commitments and contingencies
Stockholders' equity:
Class A Common Stock, $0.01 par value, 360,000 shares authorized: 66,730 and 66,730 shares issued and 32,443 and 31,215 shares outstanding, respectively	667	667
Class B Common Stock, $0.01 par value, 90,000 shares authorized: 11,484 shares issued and outstanding	115	115
Preferred stock, $0.01 par value, 45,000 shares authorized: none issued	—	—
Paid-in capital	419,630	429,902
Accumulated earnings	2,157,090	2,176,124
Treasury stock, at cost (34,287 and 35,516 shares Class A Common Stock, respectively)	(1,396,092)	(1,406,027)
Accumulated other comprehensive loss	(226,172)	(218,910)
Total AMC Global Media stockholders' equity	955,238	981,871
Non-redeemable noncontrolling interests	32,995	31,878
Total stockholders' equity	988,233	1,013,749
Total liabilities and stockholders' equity	$3,873,690	$3,936,881

AMC GLOBAL MEDIA INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

Capitalization	March 31, 2026
Cash and cash equivalents	$552,137

Credit facility debt (a)	$80,028

10.25% Senior Secured Notes due January 2029	$13,702
4.25% Senior Notes due February 2029	276,706
4.25% Convertible Senior Notes due February 2029 (b)	143,750
10.50% Senior Secured Notes due July 2032	1,315,098
Senior notes (c)	$1,749,256
Total debt	$1,829,284

Net debt	$1,277,147

Finance leases	15,266
Net debt and finance leases	$1,292,413

	Twelve Months Ended March 31, 2026
Operating Income - (GAAP)	$100,386
Share-based compensation expense	25,670
Depreciation and amortization	94,922
Restructuring and other related charges	26,085
Impairment and other charges	97,784
Cloud computing amortization	9,808
Majority owned equity investees	21,708
Adjusted Operating Income - (Non-GAAP)	$376,363

Leverage ratio (d)	3.4	x
(a)Represents the aggregate principal amount of the debt, with the Term Loan A. The Company also had commitments under its undrawn $175.0 million Revolving Credit Facility. The Company gave notice on May 6, 2026 of its intention to repay the Term Loan A Facility and terminate the Senior Secured Credit Facility on May 12, 2026.
(b)Subject to the terms of the indenture for the Convertible Notes, the Convertible Notes may be converted at an initial conversion rate of 78.5083 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $12.74 per share of Class A Common Stock).
(c)Represents the aggregate principal amount of the debt.
(d)Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended March 31, 2026. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned. AMC Global Media was in compliance with all of its financial covenants under the Company's credit facility as of March 31, 2026. As of March 31, 2026, as determined for purposes of the Company’s credit facility, the Net Leverage Ratio was approximately 5.11:1.00 and the Interest Coverage Ratio was approximately 1.85:1.00.

AMC GLOBAL MEDIA INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

Adjusted Operating Income	Three Months Ended March 31,
	2026	2025
Operating income	$31,261	$64,197
Share-based compensation expenses	6,097	5,757
Depreciation and amortization	21,423	20,926
Restructuring and other related charges	4,338	4,789
Cloud computing amortization	2,288	3,213
Majority owned equity investees AOI	3,567	5,603
Adjusted operating income	$68,974	$104,485

Free Cash Flow (1)	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$67,467	$108,805
Less: capital expenditures	(2,652)	(14,620)
Free Cash Flow	$64,815	$94,185

Supplemental Cash Flow Information	Three Months Ended March 31,
	2026	2025
Restructuring initiatives (2)	$(10,981)	$(5,751)
Distributions to noncontrolling interests	—	—

(1) Free Cash Flow includes the impact of certain cash receipts or payments (such as restructuring initiatives, significant legal settlements and programming write-offs) that affect period-to-period comparability.

(2) Restructuring initiatives includes cash payments of $11.0 million for severance and employee-related costs for the three months ended March 31, 2026. Restructuring initiatives includes cash payments of $5.4 million for severance and employee-related costs and $0.4 million for content impairments and other exit costs for the three months ended March 31, 2025.

AMC GLOBAL MEDIA INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands, except per share amounts)
(unaudited)

Adjusted Earnings (Loss) Per Share
	Three Months Ended March 31, 2026
	Income (loss) from operations before income taxes	Income tax (expense) benefit	Less: Net (income) loss attributable to noncontrolling interests	Net income (loss) attributable to AMC Global Media's stockholders	Diluted EPS attributable to AMC Global Media's stockholders
Reported Results (GAAP)	$(23,902)	$6,738	$(1,706)	$(18,870)	$(0.43)
Adjustments:
Amortization of acquisition-related intangible assets	7,600	(1,728)	—	5,872	0.13
Restructuring and other related charges	4,338	(989)	—	3,349	0.08
Impairment and other charges	—	—	—	—	—
(Gain) loss on extinguishment of debt, net	—	—	—	—	—
Debt modification expenses	16,665	(3,933)	—	12,732	0.29
Dilutive income and share basis difference - GAAP vs. Adjusted (1)	1,527	(366)	—	1,161	0.01
Adjusted Results (Non-GAAP)	$6,228	$(278)	$(1,706)	$4,244	$0.08
(1) For the reconciliation of Adjusted EPS to GAAP EPS, the item “Dilutive income and share basis difference - GAAP vs. Adjusted” represents the impact of the adjustments from a net loss to net income position, which required an adjustment for the interest expense associated with the convertible debt and a change in the dilutive shares outstanding to reflect additional dilutive shares associated with restricted stock units and convertible debt that were considered anti-dilutive on a GAAP basis.

	Three Months Ended March 31, 2025
	Income (loss) from operations before income taxes	Income tax (expense) benefit	Less: Net (income) loss attributable to noncontrolling interests	Net income (loss) attributable to AMC Global Media's stockholders	Diluted EPS attributable to AMC Global Media's stockholders
Reported Results (GAAP) (1)	$38,635	$(15,336)	$(4,104)	$19,195	$0.34
Adjustments:
Amortization of acquisition-related intangible assets	7,795	(1,895)	(359)	5,541	0.10
Restructuring and other related charges	4,790	(302)	—	4,488	0.08
Impairment and other charges	—	—	—	—	—
(Gain) loss on extinguishment of debt, net	—	—	—	—	—
Adjusted Results (Non-GAAP)	$51,220	$(17,533)	$(4,463)	$29,224	$0.52
(1) Includes the required adjustment for interest expense associated with the convertible debt.